Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

PURDEN LAKE RESOURCE CORP.,
a Delaware Company

and

INGENIOUS PARAGON GLOBAL LIMITED,
a British Virgin Islands Company

and

SHAREHOLDERS OF INGENIOUS PARAGON GLOBAL LIMITED
LISTED ON EXHIBIT A

Dated as of December 23, 2009

SHARE EXCHANGE AGREEMENT

THIS SHARE EXCHANGE AGREEMENT (this “Agreement”), dated as of December 23, 2009, is by and among Purden Lake Resource Corp., a Delaware corporation (“Purden Lake”), Ingenious Paragon Global Limited, a British Virgin Islands company (“Ingenious”), and the shareholders of Ingenious identified on Exhibit A hereto (together referred to herein as the “Ingenious Shareholders,” each an “Ingenious Shareholder”). Each party to this Agreement is individually referred to herein as a “Party” and collectively, as the “Parties.”

PREMISES

WHEREAS, Purden Lake is a publicly held corporation organized under the laws of the state of Delaware with no significant operations;

WHEREAS,  Lisa Lopomo (the “Principal Shareholder”) is currently the Principal Shareholder of Purden Lake owning, directly or indirectly, 3,000,000 shares of Purden Lake Common Stock (as defined in Section 2.2 below), representing approximately 54.55% of the issued and outstanding Purden Lake Common Stock as of the date hereof;

WHEREAS, Ingenious is a limited liability company organized under the laws of the British Virgin Islands with 50,000 shares of common stock issued and outstanding (the “Ingenious Shares”), all of which are owned, directly or indirectly, by Ingenious Shareholders set forth on Exhibit A.  Ingenious owns 100% of the issued and outstanding capital stock of Forever Well Asia Pacific Limited (“Forever Well”), a Hong Kong company. Forever Well is the holder of 100% of the issued and outstanding capital stock of Guangxi Liuzhou Baicaotang Medicine Limited (“Baicaotang”), a company organized under the laws of the People’s Republic of China (the “PRC”);

WHEREAS, Purden Lake agrees to acquire 100% of the issued and outstanding capital stock of Ingenious in exchange for the issuance of 32,000,000 shares of Purden Lake Common Stock (the “Exchange”), representing approximately 92.48% of the shares outstanding of Purden Lake at the Closing of the Share Exchange and each Ingenious Shareholder agrees to exchange its shares of Ingenious on the terms described herein; and

WHEREAS, such Exchange shall close simultaneously with an offering (the “Offering”) pursuant to a Subscription Agreement (the “Subscription Agreement”) by and among Purden Lake and named subscribers (the “Subscribers”) therein in connection with a private placement of a minimum amount of $5,820,000 of Purden Lake units (the “Units”) on a “reasonable efforts, all or none basis” and a maximum amount of $11,470,000 of Units on a “reasonable efforts basis.” Each Unit consists of (i) 3,937 shares of Purden Lake Common Stock and (ii) a five-year warrant to purchase 1,968 shares of Purden Lake Common Stock at an exercise price of $3.81 per share. As of the date hereof, the Subscribers have purchased 632.3 units, consisting of (i) approximately 2,489,370 shares of Purden Lake Common Stock and (ii) warrants to purchase 1,244,367 shares of Purden Lake Common Stock.

WHEREAS, the parties hereto intend for this transaction to constitute a tax-free reorganization pursuant to the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
REPRESENTATIONS AND WARRANTIES
OF INGENIOUS

As an inducement to, and to obtain the reliance of, Purden Lake, and except as set forth in the corresponding disclosure schedules delivered by Ingenious in connection with this Agreement (the “Ingenious Schedules”), Ingenious represents and warrants, as of the date hereof and as of the Closing Date (defined in Section 4.2”), as defined below, as follows:

    1.1   Organization.  Ingenious is a corporation duly organized, validly existing, and in good standing under the laws of British Virgin Islands and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in Schedule 1.1 of the Ingenious Schedules are complete and correct copies of the articles of association (such documents, or other equivalent corporate organizational documents, the “Organizational Documents”) of Ingenious as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the Transactions (as defined in Section 1.4) will not, violate any provision of Ingenious’ Organizational Documents. Ingenious has full power, authority, and legal right and has taken all action required by law, its Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement and to consummate the Transactions.

    1.2   Capitalization.  Ingenious has authorized capital stock consisting of 50,000 ordinary shares with no par value (the “Ingenious Common Stock”), all of which are currently issued and outstanding, and have not been or, with respect to Ingenious Shares, will not be transferred in violation of any rights of third parties. The Ingenious Shares are not subject to any preemptive or subscription right, any voting trust agreement or other contract, agreement, arrangement, option, warrant, call, commitment or other right of any character obligating or entitling Ingenious to issue, sell, redeem or purchase any of its securities, and there is no outstanding security of any kind convertible into or exchangeable for Ingenious Common Stock. All of the Ingenious Shares are owned of record and beneficially by the Ingenious Shareholders free and clear of any liens, claims, encumbrances, or restrictions of any kind.

    1.3   Subsidiaries and Predecessor Corporations. Except as set forth in Schedule 1.3 of the Ingenious Schedules, Ingenious does not have any predecessor corporation(s) or subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.  Hereinafter, the term “Ingenious” also includes those subsidiaries set forth in Schedule 1.3 of the Ingenious Schedules.

    1.4   Authority; Execution and Delivery; Enforceability of Agreement.  Ingenious has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby (the “Transactions”). The execution and delivery by Ingenious of this Agreement and the consummation by Ingenious of the Transactions have been duly authorized and approved by the board of directors of Ingenious and no other corporate proceedings on the part of Ingenious are necessary to authorize this Agreement and the Transactions. When executed and delivered, this Agreement will be enforceable against Ingenious in accordance with its terms.

    1.5   No Conflict with Other Instruments.  The execution of this Agreement and the consummation of the Transactions will not result in the material breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement, or instrument to which Ingenious is a party or to which any of its assets, properties or operations are subject.

    1.6   Taxes.

(a) Ingenious has timely filed, or has caused to be timely filed on its behalf, all tax returns required to be filed by it, and all such tax returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed tax returns, individually or in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Ingenious. All taxes shown to be due on such tax returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Ingenious.  There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of Ingenious know of no basis for any such claim.

(b) The Ingenious Financial Statements (as defined in Section 1.15 hereof) reflect an adequate reserve for all taxes payable by Ingenious and its Subsidiaries (in addition to any reserve for deferred taxes to reflect timing differences between book and tax items) for all taxable periods and portions thereof through the date of such financial statements. No deficiency with respect to any taxes has been proposed, asserted or assessed against Ingenious or any of its subsidiaries, and no requests for waivers of the time to assess any such taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Ingenious.

    1.7           Absence of Certain Changes or Events.  Since the date of the most recent Ingenious Balance Sheet (defined in Section 1.15):

(a)  There has not been any material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of Ingenious;

(b)  Except as required by this Agreement, Ingenious has not (i) amended its Organizational Documents; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(c)   Except as required by this Agreement, Ingenous has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

    1.8   Litigation.  There is no claim, dispute, action, suit, proceeding or investigation pending or to the knowledge of Ingenious after reasonable investigation, threatened by or against Ingenious or any of its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind. Ingenious does not have any knowledge of any material default on its part with respect to any judgment, order, injunction, decree, award, rule, or regulation of any court, arbitrator, or governmental agency or instrumentality or of any circumstances which, after reasonable investigation, would result in the discovery of such a default.

    1.9   Compliance with Applicable Laws.  To the best of its knowledge, Ingenious has conducted its business and operations in compliance with all applicable laws, including those relating to occupational health and safety and the environment, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a material adverse effect on Ingenious.  Ingenious has not received any written communication during the past two years from a governmental entity that alleges that Ingenious is not in compliance in any material respect with any applicable law.

    1.10         Brokers’ Fees.  Except as set forth in Schedule 1.10, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Ingenious.

    1.11          Contracts.

        (a) All “material” contracts, agreements, franchises, license agreements, debt instruments or other commitments to which Ingenious is a party or by which it or any of its assets, products, technology, or properties are bound other than those incurred in the ordinary course of business are set forth in Schedule 1.11 of the Ingenious Schedules. A “material” contract, agreement, franchise, license agreement, debt instrument or commitment is one which would be required to be disclosed in connection with a current report on Form 8-K by Ingenious if Ingenious were a registrant subject to Rule 13a-1 and Rule 13a-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(b) All contracts, agreements, franchises, license agreements, and other commitments to which Ingenious is a party or by which its properties are bound and which are material to the operations of Ingenious taken as a whole are valid and enforceable by Ingenious in all respects, except as limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and subject to the qualification that the availability of equitable remedies is subject to the discretion of the court before which any proceeding therefore may be brought (collectively, “Bankruptcy and Equity Exceptions”); and

(c) Except as included or described in Schedule 1.11 of the Ingenious Schedules, Ingenious is not a party to any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation; (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Ingenious.

    1.12   Title to Properties.  Except as disclosed in Schedule 1.12, Ingenious does not own any real property.

    1.13   Intellectual Property.

Except as disclosed in Schedule 1.13, Ingenious does not own, nor is validly licensed nor otherwise has the right to use, any Ingenious property rights.  No claims are pending or, to the knowledge of Ingenious, threatened that Ingenious is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.

    1.14   Insurance. Except as disclosed in Schedule 1.14, Ingenious does not currently maintain any form of insurance.

    1.15   Financial Statements.

(a) Included in Schedule 1.15 of the Ingenuous Schedules are (i) the audited balance sheets of Ingenious, as of December 31, 2008 (the “Ingenious Balance Sheets”) and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal years ended December 31, 2008 and December 31, 2007, together with the notes to such financial statements and the opinion of PKF International, independent certified public accountants, and (b) the unaudited balance Sheet of Ingenious as of September 30, 2009 (together with the balance sheets of Ingenious as of December 31, 2008, the “Ingenious Balance Sheets”) and the related unaudited statements of operations, stockholders’ equity and cash flows for the nine-months period ended September 30, 2009 (the financial statements referred to in (a) and (b) collectively, the “Ingenious Financial Statements”).

(b) The Ingenious Financial Statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied throughout the periods involved. The Ingenious Balance Sheets are true and accurate and fairly present as of their respective dates the financial condition of Ingenious. As of the date of the Ingenious Balance Sheets, except as and to the extent reflected or reserved against therein, Ingenious had no liabilities or obligations (absolute or contingent) which should be reflected in the Ingenious Balance Sheets or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and fairly present the value of the assets of Ingenious, in accordance with GAAP. The statements of operations, stockholders’ equity and cash flows included in the Ingenious Financial Statements reflect fairly the information required to be set forth therein by GAAP.

(c) Ingenious has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d) Ingenious has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each such income tax return reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e) All of Ingenious’ assets are reflected on the Ingenious Financial Statements, and, except as set forth in the Ingenious Schedules or the Ingenious Financial Statements, Ingenious has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

    1.16   Transactions with Affiliates and Employees.

Except as set forth in Schedule 1.16 of the Ingenious Schedules, none of the officers or directors of Ingenious and, to the knowledge of Ingenious, none of the employees of Ingenious is presently a party to any transaction with Ingenious or any of its subsidiaries (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Ingenious, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

    1.17   Investment Company.

Ingenious is not, and is not an affiliate of, and immediately following the Closing will not have become, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

    1.18   Foreign Corrupt Practices.

Neither Ingenious, nor, to Ingenious’s knowledge, any director, officer, agent, employee or other person acting on behalf of Ingenious, in the course of its actions for, or on behalf of, Ingenious (a) used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; (c) violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended; or (d) made any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

    1.19   Sarbanes-Oxley; Disclose Controls.  Ingenious will be in compliance in all material respects with all of the provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it after the Exchange. Ingenious shall establish disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15(d)-15(e)) for Ingenious and design such disclosure controls and procedure to ensure that material information relating to Ingenious is made know to the certifying officers by others within those entities.

    1.20   Approval of Agreement. The board of directors of Ingenious has authorized the execution and delivery of this Agreement by Ingenious and has approved this Agreement and the Transactions.

    1.21   Valid Obligation.  This Agreement and all agreements and other documents executed by Ingenious in connection herewith constitute valid and binding obligations of Ingenious, enforceable in accordance with their respective terms, except as may be limited by Bankruptcy and Equity Exceptions.

ARTICLE II
REPRESENTATIONS AND WARRANTIES
OF PURDEN LAKE

As an inducement to, and to obtain the reliance of, Ingenious, and except as set forth in the corresponding disclosure schedules delivered by Ingenious in connection with this Agreement (the “Purden Lake Schedules”), Ingenious represents and warrants, as of the date hereof and as of the Closing Date (defined in Section 4.2 ”), as defined below, as follows:

    2.1   Organization.  Purden Lake is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has the corporate power and is duly authorized under all applicable laws, regulations, ordinances, and orders of public authorities to carry on its business in all material respects as it is now being conducted.  Included in Schedule 2.1 of the Purden Lake Disclosure Schedules are complete and correct copies of the Organizational Documents of Purden Lake as in effect on the date hereof. The execution and delivery of this Agreement does not, and the consummation of the Transactions will not, violate any provision of Purden Lake’s Organizational Documents. Purden Lake has full power, authority, and legal right and has taken all action required by law, its Organizational Documents, or otherwise to authorize the execution and delivery of this Agreement and to consummate the Transactions.

    2.2   Capitalization.  The authorized capital stock of Purden Lake consists of 100,000,000 shares of common stock, par value $0.001 per share (“Purden Lake Common Stock”), of which 5,500,000 shares are issued and outstanding immediately prior to the consummation of the Transactions, 2,500,000 shares of which have been registered for resale with the U.S. Securities and Exchange Commission (“SEC”) pursuant to an effective registration statement.  All issued and outstanding shares of Purden Lake Common Stock are legally issued, fully paid, and non-assessable and not issued in violation of the preemptive or other rights of any person.

    2.3   Subsidiaries and Predecessor Corporations.  Except as set forth in Schedule 2.3 of the Purden Lake Schedules, Purden Lake does not have any predecessor corporation(s), no subsidiaries, and does not own, beneficially or of record, any shares of any other corporation.

    2.4   Financial Statements.

(a)  Copies of (a) the audited balance sheet of Purden Lake as of December 31, 2008 and the related audited statements of operations, stockholders’ equity and cash flows for the fiscal year ended December 31, 2008, together with the notes to such statements and the opinion of Bernstein & Pinchuk LLP, independent certified public accountants, and (b) the unaudited balance sheet of Purden Lake as of September 30, 2009 (together with the balance sheets of Purden Lake as of December 31, 2008, the “Purden Lake Balance Sheets”) and the related unaudited statements of operations, stockholders’ equity and cash flows for the nine-month period ended September 30, 2009 (the financial statements referred to in (a) and (b) collectively, the “Purden Lake Financial Statements”) have been filed with the SEC.

(b)  The Purden Lake Financial Statements have been prepared in accordance with GAAP consistently applied throughout the periods involved. The Purden Lake Balance Sheets are true and accurate and fairly present as of their respective dates the financial condition of Purden Lake.  As of the respective dates of the Purden Lake Balance Sheets, except as and to the extent reflected or reserved against therein, Purden Lake had no liabilities or obligations (absolute or contingent) which should be reflected in the Purden Lake Balance Sheets or the notes thereto prepared in accordance with GAAP, and all assets reflected therein are properly reported and fairly present the value of the assets of Purden Lake, in accordance with GAAP. The statements of operations, stockholders’ equity and cash flows in the Purden Lake Financial Statements reflect fairly the information required to be set forth therein by GAAP.

(c)   Purden Lake has no liabilities with respect to the payment of any federal, state, county, local or other taxes (including any deficiencies, interest or penalties), except for taxes accrued but not yet due and payable.

(d)   Purden Lake has timely filed all state, federal or local income and/or franchise tax returns required to be filed by it from inception to the date hereof.  Each such income tax return reflects the taxes due for the period covered thereby, except for amounts which, in the aggregate, are immaterial.

(e)   All of Purden Lake’s assets are reflected on the Purden Lake Financial Statements, and, except as set forth in the Purden Lake Schedules or the Purden Lake Financial Statements, Purden Lake has no material liabilities, direct or indirect, matured or unmatured, contingent or otherwise.

(f)    Purden Lake shall have no liabilities on the Closing Date (as defined in Section 4.2).

    2.5   Information.  The information concerning Purden Lake set forth in this Agreement and the Purden Lake Schedules is complete and accurate in all material respects and does not contain any untrue statements of a material fact or omit to state a material fact required to make the statements made, in light of the circumstances under which they were made, not misleading.

    2.6   Options or Warrants.  There are no existing options, warrants, calls, or commitments of any character relating to the authorized and unissued capital stock of Purden Lake (including, but not limited to, the Purden Lake Common Stock).

    2.7   Absence of Certain Changes or Events.  Since the date of the most recent Purden Lake Balance sheet:

(a)  There has not been any material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of Purden Lake;

(b)  Except as required by this Agreement, Purden Lake has not (i) amended its Organizational Documents; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to stockholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) made any material change in its method of management, operation or accounting; (iv) entered into any transactions or agreements; or (v) made any increase in or adoption of any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for or with its officers, directors, or employees; and

(c)   Except as required by this Agreement, Purden Lake has not (i) granted or agreed to grant any options, warrants, or other rights for its stock, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent); (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights, or canceled, or agreed to cancel, any debts or claims; or (iv) issued, delivered or agreed to issue or deliver, any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

    2.8   Litigation and Proceedings.  There are no actions, suits, proceedings or investigations pending or, to the knowledge of Purden Lake after reasonable investigation, threatened by or against Purden Lake or affecting Purden Lake or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.  Purden Lake does not have any knowledge of any default on its part with respect to any judgment, order, writ, injunction, decree, award, rule or regulation of any court, arbitrator, or governmental agency or instrumentality or any circumstance which after reasonable investigation would result in the discovery of such default.

    2.9   Contracts.  Except as set forth in Schedule 2.9 of the Purden Lake Schedules, Purden Lake is not a party to, and neither it nor any of its assets, products, technology and properties are bound by:

(a) any contract, agreement, franchise, license, debt instrument, or other commitment, whether such agreement is in writing or oral;

(b) any charter or other corporate restriction, except as set forth in the Organizational Documents of Purden Lake;

(c) any judgment, order, writ,  injunction, decree, or award; or

(d) any oral or written (i) contract for the employment of any officer or employee; (ii) profit sharing, bonus, deferred compensation, stock option, severance pay, pension benefit or retirement plan, (iii) agreement, contract, or indenture relating to the borrowing of money, (iv) guaranty of any obligation, (vi) collective bargaining agreement; or (vii) agreement with any present or former officer or director of Purden Lake.

    2.10   No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the Transactions will not result in the breach of any term or provision of, constitute a default under, or terminate, accelerate or modify the terms of, any indenture, mortgage, deed of trust, or other material agreement or instrument to which Purden Lake is a party or to which any of its assets, properties or operations are subject.

    2.11   Compliance With Laws and Regulations.  To the best of its knowledge, Purden Lake has complied with all applicable statutes and regulations of any federal, state, or other applicable governmental entity or agency thereof.  This compliance includes, but is not limited to, the filing of all reports to date with federal and state securities authorities.

    2.12    Approval of Agreement.  The board of directors of Purden Lake has authorized the execution and delivery of this Agreement by Purden Lake and has approved this Agreement and the Transactions.

    2.13   Material Transactions or Affiliations.  Except for this Agreement and the Contemplated Transactions, there exists no contract, agreement or arrangement between Purden Lake and any predecessor and any person who was at the time of such contract, agreement or arrangement an officer, director, or person owning of record or known by Purden Lake to own beneficially, five percent (5%) or more of the issued and outstanding Purden Lake Common Stock and which is to be performed in whole or in part after the date hereof or was entered into not more than three (3) years prior to the date hereof.  Neither any officer, director, nor five percent (5%) stockholder of Purden Lake has, or has had since inception of Purden Lake, any known interest, direct or indirect, in any such transaction with Purden Lake which was material to the business of Purden Lake.  Purden Lake has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other transaction with, any such affiliated person.

    2.14   Bank Accounts; Power of Attorney.  Set forth in Schedule 2.14 of  the Purden Lake Schedules is a true and complete list of (a) all accounts with banks, money market mutual funds or securities or other financial institutions maintained by Purden Lake within the past twelve (12) months, the account numbers thereof, and all persons authorized to sign or act on behalf of Purden Lake, (b) all safe deposit boxes and other similar custodial arrangements maintained by Purden Lake within the past twelve (12) months, (c) the check ledger for the last twelve (12) months, (d) the names of all persons holding powers of attorney from Purden Lake or who are otherwise authorized to act on behalf of Purden Lake with respect to any matter, other than its officers and directors, and a summary of the terms of such powers or authorizations, and (e) a list of all the current officers and directors of Purden Lake.

    2.15   Valid Obligation. This Agreement and all agreements and other documents executed by Purden Lake in connection herewith constitute the valid and binding obligations of Purden Lake, enforceable in accordance with their respective terms, except as may be limited by Bankruptcy and Equity Exceptions.

    2.16   Exchange Act Compliance.  Purden Lake has timely filed all reports, statements, and other information required to be filed by it under the Exchange Act, the common shares have been registered under Section 12(g) of the Exchange Act, and Purden Lake is in compliance with all of the requirements under, and imposed by, Section 12(g) of the Exchange Act, except were a failure to so comply is not reasonably likely to have a Material Adverse Effect on Purden Lake.

    2.17   Shell Company.  Purden Lake has at all times been a “shell company” as defined in Rule 12b-2 of the Exchange Act.

    2.18   OTCBB.  Purden Lake is currently quoted on the Over-The-Counter Bulletin Board (“OTCBB”) and meets all requirements to be listed on the OTCBB.

    2.19   SEC Filings; Financial Statements.

 (a) Purden Lake has made available to Ingenious a correct and complete copy, or there has been available on EDGAR, copies of each report, registration statement and definitive proxy statement filed by Purden Lake with the SEC for the 36 months prior to the date of this Agreement (the “Purden Lake SEC Reports”), which, to Purden Lake’s knowledge, are all the forms, reports and documents filed by Purden Lake with the SEC for the 36 months prior to the date of this Agreement. As of their respective dates, to Purden Lake’s knowledge, the Purden Lake SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Purden Lake SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superceded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b) Each set of financial statements (including, in each case, any related notes thereto) contained in the Purden Lake SEC Reports comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto, were prepared in accordance with U.S. GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by Form 10-Q promulgated under the Exchange Act) and each fairly presents in all material respects the financial position of Purden Lake at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on Purden Lake taken as a whole.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF
THE INGENIOUS SHAREHOLDERS

Each Ingenious Shareholder hereby represents and warrants, severally and not jointly, to Purden Lake as follows.

    3.1   Good Title.

The Ingenious Shareholder is the record and beneficial owner, and has good title to its Ingenious Common Stock, with the right and authority to sell and deliver such Ingenious Common Stock, and upon consummation of the transactions contemplated herein, Purden Lake will acquire from such Ingenious Shareholder good and marketable titles of Ingenious Common Stock, free and clear of all liens expecting only such restrictions upon future transfers by Purden Lake, if any, as may be imposed by applicable law.

    3.2   Power and Authority. The Ingenious Shareholder has the legal power, capacity and authority to execute and deliver this Agreement to consummate the transactions contemplated by this Agreement, and to perform its obligations under this Agreement.  All acts required to be taken by the Ingenious Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Ingenious Shareholder, enforceable against the Ingenious Shareholder in accordance with the terms hereof.

    3.3   No Conflicts.  The execution and delivery of this Agreement by the Ingenious Shareholder and the performance by the Ingenious Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or governmental entity under any laws; (b) will not violate any laws applicable to the Ingenious Shareholder and (c) will not violate or breach any contractual obligation to which the Ingenious Shareholder is a party.

    3.4   Finder’s Fee.  The Ingenious Shareholder represents and warrants that it has not created any obligation for any finder’s, investment banker’s or broker’s fee in connection with the Transactions.

    3.5   Purchase Entirely for Own Account.  The Exchange Shares (as defined in Section 4.1) proposed to be acquired by the Ingenious Shareholders hereunder will be acquired for investment for its own accounts, and not with a view to the resale or distribution of any part thereof, and the Ingenious Shareholder has no present intention of selling or otherwise distributing the Purden Lake Shares, except in compliance with applicable securities laws.

    3.6   Sophistication.  The Ingenious Shareholder is a sophisticated investor, as described in Rule 506(b)(2)(ii) promulgated under the Securities Act and has such experience in business and financial matters that it is capable of evaluating the merits and risk of an investment in Purden Lake.

    3.7   Information. The Ingenious Shareholder has carefully reviewed such information as such Ingenious Shareholder deemed necessary to evaluate an investment in Purden Lake Common Stock. To the full satisfaction of the Ingenious Shareholder, it has been furnished with all materials that it has requested relating to Purden Lake and the issuance of Purden Lake Shares hereunder, and each Purden Lake Shareholder has been afforded the opportunity to ask questions of representatives of Purden Lake to obtain any information necessary to verify the accuracy of any representations or information made or given to such Ingenious Shareholder. Notwithstanding the following, nothing herein shall derogate from or otherwise modify the representations and warranties of Purden Lake set forth in this Agreement, on which such Ingenious Shareholder has relied in making an exchange of the Ingenious Common Stock for Purden Lake Shares.

    3.8   Restricted Securities.  The Ingenious Shareholder understands that the Exchange Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Ingenious Shareholder pursuant hereto, Exchange Shares would be acquired in a transaction not involving a public offering. The issuance of Exchange Shares hereunder have not been registered under the Securities Act or the securities laws of any state of the U.S. and that the issuance of the Exchange Shares is being effected in reliance upon an exemption from registration afforded either under Section 4(2) of the Securities Act for transactions by an issuer not involving a public offering or Regulation S for offers and sales of securities outside the U.S. The Ingenious Shareholder further acknowledges that if the Exchange Shares are issued to the Ingenious Shareholder in accordance with the provisions of this Agreement, such Exchange Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Ingenious Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

    3.9   Acquisition of Exchange Shares for Investment.

(a) Each Ingenious Shareholder is acquiring the Exchange Shares for investment for Ingenious Shareholder’s own account and not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and each Ingenious Shareholder has no present intention of selling, granting any participation in, or otherwise distributing the same.  Each Ingenious Shareholder further represents that he or she does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Exchange Shares.

(b) Each Ingenious Shareholder represents and warrants that it: (i) can bear the economic risk of its respective investments, and (ii) possesses such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the investment in Purden Lake and its securities.

(c) Each Ingenious Shareholder who is not a “U.S. Person” as defined in Rule 902(k) of Regulation S of the Securities Act (“Regulation S”) (each a “Non-U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Ingenious Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation S.  Each Non-U.S. Shareholder has no intention of becoming a U.S. Person.  At the time of the origination of contact concerning this Agreement and the date of the execution and delivery of this Agreement, each Non-U.S. Shareholder was outside of the United States.  Each certificate representing the Exchange Shares shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THE SECURITIES ARE BEING OFFERED TO INVESTORS WHO ARE NOT U.S. PERSONS (AS DEFINED IN REGULATION S UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”)) AND WITHOUT REGISTRATION WITH THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION UNDER THE SECURITIES ACT IN RELIANCE UPON REGULATION S PROMULGATED UNDER THE SECURITIES ACT.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED, EXCEPT IN ACCORDANCE WITH THE PROVISIONS OF REGULATION S, PURSUANT TO REGISTRATION UNDER THE SECURITIES ACT, OR PURSUANT TO AVAILABLE EXEMPTION FROM REGISTRATION.  HEDGING TRANSACTIONS MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.”

(d) Each Ingenious Shareholder who is a “U.S. Person” as defined in Rule 902(k) of Regulation S (each a “U.S. Shareholder”) understands that the Exchange Shares are not registered under the Securities Act and that the issuance thereof to such Ingenious Shareholder is intended to be exempt from registration under the Securities Act pursuant to Regulation D promulgated thereunder (“Regulation D”).  Each U.S. Shareholder represents and warrants that he is an “accredited investor” as such term is defined in Rule 501 of Regulation D or, if not an accredited investor, that such Ingenious Shareholder otherwise meets the suitability requirements of Regulation D and Section 4(2) of the Securities Act (“Section 4(2)”). Each U.S. Shareholder agrees to provide documentation to Purden Lake prior to Closing as may be requested by Purden Lake to confirm compliance with Regulation D and/or Section 4(2), including, without limitation, a letter of investment intent or similar representation letter and a completed investor questionnaire. Each certificate representing the Exchange Shares issued to such Ingenious Shareholder shall be endorsed with the following legends, in addition to any other legend required to be placed thereon by applicable federal or state securities laws:

“THIS SECURITY HAS BEEN ACQUIRED FOR INVESTMENT AND HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (“SECURITIES ACT”), OR APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS.”

“TRANSFER OF THESE SECURITIES IS PROHIBITED UNLESS A REGISTRATION STATEMENT UNDER THE SECURITIES ACT WITH RESPECT TO SUCH SECURITY SHALL THEN BE IN EFFECT AND SUCH TRANSFER HAS BEEN QUALIFIED UNDER ALL APPLICABLE STATE SECURITIES OR “BLUE SKY” LAWS, OR AN EXEMPTION THEREFROM SHALL BE AVAILABLE UNDER THE ACT AND SUCH LAWS.”

(e) Each Ingenious Shareholder acknowledges that neither the SEC, nor the securities regulatory body of any state or other jurisdiction, has received, considered or passed upon the accuracy or adequacy of the information and representations made in this Agreement.

(f) Each Ingenious Shareholder acknowledges that it has carefully reviewed such information as it has deemed necessary to evaluate an investment in Purden Lake and its securities, and with respect to each U.S. Shareholder, that all information required to be disclosed to such Ingenious Shareholder under Regulation D has been furnished to such Ingenious Shareholder by Purden Lake.  To the full satisfaction of each Ingenious Shareholder, he has been furnished all materials that he has requested relating to Purden Lake and the issuance of the Exchange Shares hereunder, and each Ingenious Shareholder has been afforded the opportunity to ask questions of Purden Lake’s representatives to obtain any information necessary to verify the accuracy of any representations or information made or given to the Ingenious Shareholders. Notwithstanding the foregoing, nothing herein shall derogate from or otherwise modify the representations and warranties of Purden Lake set forth in this Agreement, on which each of the Ingenious Shareholders have relied in making an exchange of its shares Ingenious for the Exchange Shares.

(g) Each Ingenious Shareholder understands that the Exchange Shares may not be sold, transferred, or otherwise disposed of without registration under the Securities Act or an exemption therefrom, and that in the absence of an effective registration statement covering the Exchange Shares or any available exemption from registration under the Securities Act, the Exchange Shares may have to be held indefinitely.  Each Ingenious Shareholder further acknowledges that the Exchange Shares may not be sold pursuant to Rule 144 promulgated under the Securities Act unless all of the conditions of Rule 144 are satisfied (including, without limitation, Purden Lake’s compliance with the reporting requirements under the Securities Exchange Act of 1934, as amended (“Exchange Act”)).

(h) The Ingenious Shareholder agrees that, notwithstanding anything contained herein to the contrary, the warranties, representations, agreements and covenants of the Ingenious Shareholder under this Section 3.10 shall survive the Closing (as defined in .

    3.10   Additional Legend; Consent. Additionally, the Exchange Shares will bear any legend required by the “blue sky” laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended. The Ingenious Shareholder consents to Purden Lake making a notation on its records or giving instructions to any transfer agent of Exchange Shares in order to implement the restrictions on transfer of the Exchange Shares.

ARTICLE IV
PLAN OF EXCHANGE

    4.1   Exchange Ingenious Common Stock for Purden Lake Common Stock..  On the terms and subject to the conditions set forth in this Agreement, on the Closing Date and after the consummation of the transaction contemplated herein, the Ingenious Shareholders shall assign, transfer and deliver to Purden Lake, free and clear of all liens, pledges, encumbrances, charges, restrictions or known claims of any kind, nature, or description, all of the shares of Ingenious Shares held by the Ingeniuos Shareholders; the objective of such Exchange being the acquisition by Purden Lake of not less than 100% of the issued and outstanding Ingenious Common Stock.  In exchange for the transfer of such securities by the Ingenious Shareholders, Purden Lake shall issue to the Ingenious Shareholders 32,000,000 shares of Purden Lake Common Stock, representing approximately 92.48% of the total issued and outstanding Purden Lake Common Stock (the “Exchange Shares”).  At the closing of the transactions described in this Section 4.1 (the “Closing”), the Ingenious Shareholders shall, upon surrender of their certificates representing the Ingenious Common Stock to Purden Lake or its registrar or transfer agent, be entitled to receive a certificate or certificates evidencing its interest in the Purden Lake Shares.  Upon consummation of the Transactions, all of the shares of capital stock of Ingenious shall be held by Purden Lake.

    4.2   Closing and Actions at Closing.  The closing of the Transactions shall take place at the offices of Anslow & Jaclin, LLP, 195 Route 9 South, Suite 204, Manalapan, NJ, 07726 commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Merger (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the “Closing Date”).

    4.3   Cancellation of Certain Shares of Purden Lake Common Stock.  At the Closing, the Principal Shareholder of Purden Lake shall, deliver to Purden Lake, and Purden Lake shall be caused to be cancelled, 2,900,000 shares of Purden Lake Common Stock held by the Principal Shareholder.

    4.4   Anti-Dilution.  The Purden Lake Shares issuable upon exchange pursuant to Section 4.1 shall be appropriately adjusted to take into account any other stock split, stock dividend, reverse stock split, recapitalization, or similar change in the Purden Lake Common Stock which may occur, other than share cancellation described in Section 4.3, between the date of the execution of this Agreement and the Closing Date, as to the Purden Lake Shares.

    4.5   Termination.  This Agreement may be terminated by the board of directors of Purden Lake or Ingenious only in the event that Purden Lake or Ingenious do not meet the conditions precedent set forth in Articles VI and VII hereof.  If this Agreement is terminated pursuant this Section 4.5, this Agreement shall be of no further force or effect, and no obligation, right or liability shall arise hereunder.

ARTICLE V
SPECIAL COVENANTS

    5.1   Access to Properties and Records.  Purden Lake and  Ingenious will each afford to the officers and authorized representatives of the other party full access to the properties, books and records of Purden Lake or Ingenious, as the case may be, in order that each party may have a full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other party, and each party will furnish to the other party such additional financial and operating data and other information as to the business and properties of Purden Lake or Ingenious, as the case may be, as the other party shall from time to time reasonably request.  Without limiting the foregoing, as soon as practicable after the end of each fiscal quarter (and in any event through the last fiscal quarter prior to the Closing Date), each party shall provide the other party with quarterly internally prepared and unaudited financial statements.

    5.2   Delivery of Books and Records.  At the Closing, Ingenious shall deliver to Purden Lake the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Ingenious now or then in the possession of Ingenious or its representatives. Purden Lake shall deliver to Ingenious the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of Purden Lake now or then in the possession of Purden Lake or its representatives.

    5.3   Third Party Consents and Certificates.  Purden Lake and Ingenious agree to cooperate with each other in order to obtain any required third party consents to this Agreement and the Transactions.

    5.4   Purden Lake Shareholder Meeting.

  Purden Lake shall promptly call a special meeting of stockholders to be held on or prior to the Closing Date, at which meeting the shareholders of Purden Lake shall be requested to approve, and the board of directors of Purden Lake shall recommend the approval of, the terms of this Agreement, the Transactions, and such other matters as shall require stockholder approval hereunder.  In addition, Purden Lake shall promptly file with the SEC necessary disclosure statements required by federal securities laws.

    5.5   Cancellation of Certain Shares of Purden Lake Common Stock.

  At the Closing, the Principal Shareholder of Purden Lake shall, deliver to Purden Lake, and Purden Lake shall be caused to be cancelled, 2,900,000 shares of Purden Lake Common Stock held by the Principal Shareholder.

    5.6   Designation of Officers and Directors. On the Closing Date, Purden Lake shall accept the resignation of the Principal Shareholder from the board of directors of Purden Lake (the “Purden Lake Board”) and appoint Hui Tian Tang as Chairman of Purden Lake Board and Xiao Yan Zhang as a member of the Purden Lake Board. Effective upon compliance with Rule 14F-1 promulgated under the Exchange Act, Purden Lake shall accept the resignation of the Principal Shareholder as a director of Purden Lake and Hui Tian Tang and Xiao Yan Zhang will be appointed as directors of the Purden Lake Board.  In addition, effective on the Closing Date, Purden Lake shall accept the resignation of the Principal Shareholder from all office positions she holds at Purden Lake and shall appoint Hui Tian Tang as the Chief Executive Officer and Xiao Yan Zhang as the Chief Financial Officer and Corporate Secretary and in each case effective as of the date hereof.

    5.7   Change of Company Name.

  On the Closing Date, Purden Lake shall approve to change its company name from Purden Lake Resource Corp. to China Baicaotang Medicine Limited.

    5.8   Change of Auditor.     One the Closing Date, Purden Lake shall dismiss Bernstein Pinchuk, LLP as its certified independent auditor (“Auditor”) and appoint PKF International as its new Auditor.

    5.9   Actions Prior to Closing.

(a) From and after the date of this Agreement until the Closing Date and except as set forth in the Purden Lake Schedules or Ingenious Schedules or as permitted or contemplated by this Agreement, Purden Lake (subject to paragraph (b) below) and Ingenious respectively, will each:

(i)	carry on its business in substantially the same manner as it has heretofore;

(ii)	maintain and keep its properties in states of good repair and condition as at present, except for depreciation due to ordinary wear and tear and damage due to casualty;

(iii)	maintain in full force and effect insurance comparable in amount and in scope of coverage to that now maintained by it;

(iv)	perform in all material respects all of its obligations under any material contracts, leases, and instruments relating to or affecting its assets, properties, and business;

(v)	use its best efforts to maintain and preserve intact its business organization, to retain its key employees, and to maintain its relationship with its material suppliers and customers; and

(vi)
fully comply with and perform in all material respects all obligations and duties imposed on it by all federal and state laws and all rules, regulations, and orders imposed by federal or state governmental authorities.

(b) From and after the date of this Agreement until the Closing Date, neither Purden Lake nor Ingenious will:

(i)	make any changes in their Organizational Documents, including any change of name, except as contemplated by this Agreement;

(ii)
take any action described in Section 1.07, in the case of Ingenious, or in Section 2.07, in the case of Purden Lake (all except as permitted therein or as disclosed in the Ingenious Schedules or Purden Lake Schedules, as applicable);

(iii)
 enter into or amend any contract, agreement, or other instrument of any of the types described in the Ingenious Schedules or Purden Lake Schedules, except that a party may enter into or amend any contract, agreement, or other instrument in the ordinary course of business involving the sale of goods or services; or

(iv)	sell any assets or discontinue any operations, sell any shares of capital stock or conduct any similar transactions other than in the ordinary course of business.

    5.10   The Acquisition of Purden Lake Common Stock.  Purden Lake and Ingenious understand and agree that the consummation of the Transactions, including the issuance of the Purden Lake Common Stock to Ingenious Shareholder in exchange for the Ingenious Common Stock as contemplated herein, constitutes the offer and sale of securities under the Securities Act of 1933, as amended (the “Securities Act”) and applicable state statutes. Purden Lake and Ingenious agree that such transactions shall be consummated in reliance on exemptions from the registration and prospectus delivery requirements of such statutes, which depend, among other items, on the circumstances under which such securities are acquired.

(a) In connection with the Transactions, Purden Lake and Ingenious shall each file, with the assistance of the other party and their respective legal counsel, such notices, applications, reports, or other instruments as may be deemed by them to be necessary or appropriate in an effort to document reliance on such exemptions, and the appropriate regulatory authority in the states where the stockholders of Ingenious reside unless an exemption requiring no filing is available in such jurisdiction, all to the extent and in the manner as may be deemed by such party to be appropriate.

(b) In order to more fully document reliance on the exemptions from registration as provided herein, Ingenious, the Ingenious Shareholder, and Purden Lake shall execute and deliver to the other party, at or prior to the Closing, such further letters of representation, acknowledgment, suitability, or the like as Ingenious or Purden Lake and their respective counsel may reasonably request in connection with reliance on exemptions from registration under such securities laws.

(c) The Ingenious Shareholder acknowledges that the basis for relying on exemptions from registration or qualifications are factual, depending on the conduct of the various parties, and that no legal opinion or other assurance will be required or given to the effect that the Transactions are in fact exempt from registration or qualification.

    5.11   Sales of Securities Under Rule 144, If Applicable.

(a)   Purden Lake will use its best efforts to at all times satisfy the current public information requirements of Rule 144 promulgated under the Securities Act so that its stockholders can sell restricted securities that have been held for one (1) year or more or such other restricted period as required by Rule 144 as it is from time to time amended.

(b)   Upon being informed in writing by any person holding restricted stock of Purden Lake that such person intends to sell any shares under Rule 144 promulgated under the Securities Act (including any rule adopted in substitution or replacement thereof), Purden Lake will certify in writing to such person that it is compliance with Rule 144 current public information requirement to enable such person to sell such person’s restricted stock under Rule 144, as may be applicable under the circumstances.

(c)   If any certificate representing any such restricted stock is presented to Purden Lake’s transfer agent for registration or transfer in connection with any sales theretofore made under Rule 144, provided such certificate is duly endorsed for transfer by the appropriate person(s) or accompanied by a separate stock power duly executed by the appropriate person(s), in each case with reasonable assurances that such endorsements are genuine and effective and is accompanied by a legal opinion that such transfer has complied with the requirements of Rule 144, as the case may be, Purden Lake will promptly instruct its transfer agent to register such transfer and to issue one or more new certificates representing such shares to the transferee and, if appropriate under the provisions of Rule 144, as the case may be, free of any stop transfer order or restrictive legend.

(d)     This Section 5.10 shall survive the Closing of this Agreement for a period of six (6) months.

    5.12   Indemnification.

(a)   Ingenious hereby agrees to indemnify Purden Lake and each of the officers, agents and directors of Purden Lake as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever) (“Loss”), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article I.  The indemnification provided for in this paragraph shall survive the Closing and consummation of Transactions and termination of this Agreement for one (1) year following the Closing.

(b)  The Ingenious Shareholder, agrees to indemnify Purden Lake and each of the officers, agents and directors of Purden Lake as of the date of execution of this Agreement against any Loss, to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentations made under Article III.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the Contemplated Transactions and termination of this Agreement for one (1) year following the Closing.

   (c)    Purden Lake hereby agrees to indemnify Ingenious and each of the officers, agents, and directors of Ingenious and the Ingenious Shareholder as of the date of execution of this Agreement against any Loss to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article II.  The indemnification provided for in this paragraph shall survive the Closing and consummation of the Contemplated Transactions and termination of this Agreement for one (1) year following the Closing.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS
OF PURDEN LAKE

The obligations of Purden Lake under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

    6.1   Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Ingenious and the Ingenious Shareholder in this Agreement were true when made and shall be true on the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date.  Ingenious shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by Ingenious prior to or at the Closing.

    6.2    Officer’s Certificate.  Purden Lake shall have been furnished with a certificate dated the Closing Date and signed by a director of Ingenious, certifying that: (a) no litigation, proceeding, investigation, or inquiry is pending, or to the best knowledge of Ingenious, threatened, which might result in an action to enjoin or prevent the consummation of the Contemplated Transactions, or, to the extent not disclosed in the Ingenious Schedules, by or against Ingenious, which might result in any material adverse change in any of the assets, properties, business, or operations of Ingenious, and (b) the conditions set forth in Sections 6.1, 6.4 and 6.5 have been satisfied.

    6.3   Good Standing.  Purden Lake shall have received a certificate of good standing from a qualified attorney in the British Virgin Islands, dated as of a date prior to the Closing Date certifying that Ingenious is in good standing as a corporation in the British Virgin Islands.

    6.4   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the Transactions.

    6.5   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or for the continued operation of Ingenious after the Closing Date on the basis as presently operated shall have been obtained.

    6.6   Other Items.   Purden Lake shall have received such further opinions, documents, certificates or instruments relating to the Transactions as Purden Lake may reasonably request.

ARTICLE VII
CONDITIONS PRECEDENT TO OBLIGATIONS OF INGENIOUS
AND THE INGENIOUS STOCKHOLDER

The obligations of Ingenious and the Ingenious Shareholder under this Agreement are subject to the satisfaction, at or before the Closing Date, of the following conditions:

    7.1   Accuracy of Representations and Performance of Covenants.  The representations and warranties made by Purden Lake in this Agreement and by the Principal Shareholder in the Indemnity Agreement to be delivered on the Closing Date (the “Indemnity Agreement”) were true when made and shall be true on the Closing Date with the same force and effect as if such representations and warranties were made on and as of the Closing Date.  Each of Purden Lake and the Principal Shareholder shall have performed and complied with all covenants and conditions required by this Agreement and the Indemnity Agreement to be performed or complied with by Purden Lake and the Principal Shareholder (as the case may be) prior to or at the Closing.

    7.2    Officer’s Certificate.  Ingenious shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of Purden Lake, certifying that: (a) no litigation, proceeding, investigation or inquiry is pending, or to the best knowledge of Purden Lake threatened, which might result in an action to enjoin or prevent the consummation of the Transactions, or, to the extent not disclosed in the Purden Lake Schedules, by or against Purden Lake, which might result in any material adverse change in any of the assets, properties or operations of Purden Lake, and (b) the conditions set forth in Sections 7.1, 7.4, and 7.5 have been satisfied.

    7.3   Good Standing.  Ingenious shall have received a certificate of good standing from the Secretary of State of the State of Delaware, dated as of a date within ten (10) days prior to the Closing Date, certifying that Purden Lake is in good standing as a corporation in the State of Delaware and has filed all tax returns required to have been filed by it to date and has paid all taxes reported as due thereon.

    7.4   No Governmental Prohibition.  No order, statute, rule, regulation, executive order, injunction, stay, decree, judgment or restraining order shall have been enacted, entered, promulgated or enforced by any court or governmental or regulatory authority or instrumentality which prohibits the consummation of the Transactions.

    7.5   Consents.  All consents, approvals, waivers or amendments pursuant to all contracts, licenses, permits, trademarks and other intangibles in connection with the Transactions, or for the continued operation of Purden Lake after the Closing Date on the basis as presently operated shall have been obtained.

    7.6   Other Items.  Ingenious and the Ingenious Shareholder shall have received:

a) Letters from all creditors as to their satisfaction of liabilities; and

b) further opinions, documents, certificates, or instruments relating to the Transactions as Ingenious and the Ingenious Shareholder may reasonably request.

ARTICLE VIII

MISCELLANEOUS

     8.1   Brokers. Except as set forth in the Purden Lake Schedules and Ingenious Schedules, Purden Lake and Ingenious agree that there were no finders or brokers involved in bringing the parties together or who were instrumental in the negotiation or execution of this Agreement or consummation of the Transactions.  Purden Lake and Ingenious each agree to indemnify the other party against any claim by any third person other than those described above for any commission, brokerage, or finder’s fee arising from the Contemplated Transactions based on any alleged agreement or understanding between the indemnifying party and such third person, whether express or implied from the actions of the indemnifying party.

    8.2   Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to the matters of state law, with the laws of the State of Delaware.  Venue for all matters shall be in Wilmington, Delaware, without giving effect to principles of conflicts of law thereunder.  Each of the parties irrevocably consents and agrees that any legal or equitable action or proceedings arising under or in connection with this Agreement shall be brought exclusively in the federal courts of the United States. By execution and delivery of this Agreement, each party hereto irrevocably submits to and accepts, with respect to any such action or proceeding, generally and unconditionally, the jurisdiction of the aforesaid court, and irrevocably waives any and all rights such party may now or hereafter have to object to such jurisdiction.

    8.3   Notices.  Any notice or other communications required or permitted hereunder shall  be in writing and shall be sufficiently given if personally delivered to it or sent by facsimile, overnight courier or registered mail or certified mail, postage prepaid, addressed as follows:

If to Ingenious or Ingenious Shareholder, to:

Tang Hui Tian, President
China Baicaotang Medicine Limited
No. 102, Chengzhan Road
Liuzhou City, Guangxi Province, P.R.C.

With copies (with shall not constitute notices) to:

Anslow & Jaclin LLP
Attn.: Eric M. Stein, Esq.
195 Route 9 South
Manalapan, NJ  07726
Tel:  732-409-1212
Fax: 732-577-1188

If to Purden Lake, to:

Purden Lake Resource Corp.
Attn.: Lisa Lopomo 7 Ashland Road Caldwell, NJ 07006

Tel.: (732) 358-0299

or such other addresses as shall be furnished in writing by any party in the manner for giving notices hereunder, and any such notice or communication shall be deemed to have been given (a) upon receipt, if personally delivered, (b) on the day after dispatch, if sent by overnight courier, (c) upon dispatch, if transmitted by facsimile and receipt is confirmed by telephone, or (d) three (3) days after mailing, if sent by registered or certified mail.

    8.4   Attorney’s Fees.  In the event that either party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the prevailing party shall be reimbursed by the losing party for all costs, including reasonable attorney’s fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

    8.5   Confidentiality.  Each party hereto agrees with the other parties that, unless and until the Transactions have been consummated, it and its representatives will hold in strict confidence all data and information obtained with respect to another party or any subsidiary thereof from any representative, officer, director or employee, or from any books or records or from personal inspection, of such other party, and shall not use such data or information or disclose the same to others, except (a) to the extent such data or information is published, is a matter of public knowledge, or is required by law to be published; or (b) to the extent that such data or information must be used or disclosed in order to consummate the Transactions.  In the event of the termination of this Agreement, each party shall return to the other parties all documents and other materials obtained by it or on its behalf and shall destroy all copies, digests, work papers, abstracts or other materials relating thereto, and each party will continue to comply with the confidentiality provisions set forth herein.

    8.6   Public Announcements and Filings.  Unless required by applicable law or regulatory authority, none of the parties will issue any report, statement or press release to the general public, to the trade, to the general trade or trade press, or to any third party (other than its advisors and representatives in connection with the Contemplated Transactions) or file any document, relating to this Agreement and Contemplated Transactions, except as may be mutually agreed by the parties.  Copies of any such filings, public announcements or disclosures, including any announcements or disclosures mandated by law or regulatory authorities, shall be delivered to each party at least one (1) business day prior to the release thereof.

    8.7   Schedules; Knowledge.  The Ingenious Schedules and Purden Lake Schedules referred to herein and delivered pursuant to and attached to this Agreement (collectively, “Schedules”) are integral parts of this Agreement.  Nothing in a Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail, including by cross-reference to another Schedule.  The inclusion of any information in the Schedules shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material to the business of Ingenious or Purden Lake, as the case may be, or is outside the ordinary course of business.  Ingenious is responsible for preparing the Ingenious Schedules and Purden Lake is responsible for preparing the Purden Lake Schedules. Each of the Ingenious Schedules and the Purden Lake Schedules will be arranged in paragraphs corresponding to the numbered and lettered paragraphs contained in this Agreement, and the disclosure in any such numbered and lettered section of the Ingenious Schedules or the Purden Lake Schedules, as the case may be, shall qualify and shall be deemed to qualify such other paragraphs in this Agreement to the extent such qualification is reasonably apparent regardless of the absence of any express cross-reference to such other paragraph.  Each party is presumed to have full knowledge of all information set forth in the other party’s Schedules delivered pursuant to this Agreement.

    8.8   Third Party Beneficiaries.  This contract is strictly between Purden Lake, Ingenious and the Ingenious Shareholder, and, except as specifically provided, no director, officer, stockholder (other than the Ingenious Shareholder), employee, agent, independent contractor or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

    8.9   Expenses.  Subject to Articles VI and VII above, whether or not the Exchange is consummated, each of Purden Lake, the Ingenious Shareholder and Ingenious will bear their own respective expenses, including legal, accounting and professional fees, incurred in connection with the Exchange or any of the other Contemplated Transactions.

    8.10   Entire Agreement.  This Agreement, together with the Schedules and any certificate or agreements delivered on the Closing Date, represents the entire agreement between the parties relating to the subject matter thereof and supersedes all prior agreements, understandings and negotiations, written or oral, with respect to such subject matter.

    8.11   Survival; Termination.  Except as otherwise set forth in this Agreement, the representations, warranties, and covenants of the respective parties shall survive the Closing Date and the consummation of Transactions for a period of two (2) years.

    8.12   Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

    8.13   Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other parties shall be construed as a waiver or any other default then, theretofore, or thereafter occurring or existing.  At any time prior to the Closing Date, this Agreement may by amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

    8.14   Best Efforts.  Subject to the terms and conditions herein provided, each party shall use its best efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by it under this Agreement so that the Contemplated Transactions shall be consummated as soon as practicable.  Each party also agrees that it shall use its best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective this Agreement and the Contemplated Transactions.

    8.15   References.  References to Sections, Articles, Schedules or Exhibits in this Agreement shall be to Sections, Articles, Schedules or Exhibits to this Agreement unless explicitly provided otherwise.

[Remaining Page Left Blank Intentionally]

[Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first-above written.

PURDEN LAKE RESOURCE CORP.
By: ____/s/ Lisa Lopomo_______________________________
Name: Lisa Lopomo
Title: President

INGENIOUS PARAGON GLOBAL LIMITED
By: ____/s/ Huitian Tang_______________________________
Name: Hui Tian Tang
Title: Chief Executive Officer

INGENIOUS SHAREHOLDERS

By: /s/ Yik Li Yee	By: /s/ Yik Wkok Wah
Name: Yik Li Yee	Name: Yik Kwok Wah
By: /s/ Tang Hui Fan	By: /s/ Su Bi Xun
Name: Tang Hui Fan	Name: Su bi Xun
By: /s/ Lei Ying	By: /s/ Cao Chun Qi
Name: Lei Ying	Name: Caochun Qi
By: /s/ Zhang Xiao Yan
Name: Zhang Xiao Yang

EXHIBIT A
INGENIOUS SHAREHOLDERS

Name	SHARES OWNED IN INGENIOUS	SHARES EXCHANGING IN PURDEN LAKE
Yik Li Yee	2,812	1,799,680
Yik Kwok Wah	2,813	1,800,320
Tang Hui Fan	3,062	1,959,680
Su bi Xun	3,063	1,960,320
Lei Ying	1,500	960,000
Caochun Qi	1,625	1,040,000
Zhang Xiao Yang	35,125	22,480,000
Total Shares	50,000	32,000,000

SCHEDULE 1.1

Organizational Documents

(See Attachment)

SCHEDULE 1.3

Subsidiaries

(See Attachment)

SCHEDULE 1.10

Broker’s Fees

None

SCHEDULE 1.11

Material Contracts

(See Schedule 1.16)

SCHEDULE 1.12

Title to Property

Guangxi Liuzhou Baicaotang

Guangxi Liuzhou Baicaotang owns a 2753.5 square meter office space, located at No. 102, Chengzhan Road, Liuzhou City, Guangxi Province, PRC, as its corporate headquarter. In addition, Liuzhou Baicaotang also owns other real properties listed below:

1.	Approximately 364.2 square meter store space located at Building 2, 197 No. 3 Middle Road, Liuzhou City, Guangxi province;

2.	Approximately 10.7 square meter store space located at No. 1-3 XingLong Building, Zhongshan Middle Rd., Liuzhou City, Guangxi province;

3.	Approximately 539.4 square meter store space located at Floor 1, 197 No. 3 Middle Road, Liuzhou City, Guangxi province;

4.	Approximately 346.85 square meter store space located at No. 10 Shizi Rd., Luzhai Town, Luzhai County, Guangxi province;

5.	Approximately 5,655,6 square meter store space located at No. 6 Changfeng Rd. Liuzhou City, Guangxi province;

6.	Approximately 3,279.7 square meter store space located at No. 4 Changfeng Rd., Liuzhou City, Guangxi province;

7.	Approximately 1,558.05 square meter store space located at Desheng Village, Litang Town Bingyang County, Guangxi province;

8.	Approximately 380.6 square meter store space located at No. 15 May First Rd,, Liuzhou City, Guangxi province; and

9.	Approximately 2,048 square meter store space located at 9 District, Liupai Zhen, Tian’e County, Guanxi province.

1

Hefeng Pharmaceutical Limited

Hefeng Pharmaceutical owns a 44,982.18 square meter business facility located at 3 Development District, Donglan County, which is used as its principal executive offices and plant.

SCHEDULE 1.13

Intellectual Property

Baicaotang Medicine entered into a Trademark Transfer Agreement with Liuzhou Baicaotang, pursuant to which Liuzhou Baicaotang transfer the “baicaotang (百草堂)” trademark Baicaotang Retail. Upon the completion of the registration procedures for the transfer of the trademark, Baicaotang Retail will be the legal owner of the trademark.

SCHEDULE 1.14

Insurance

None

SCHEDULE 1.15

Financial Statements

(See Attachment)

SCHEDULE 1.16

Related Party Transactions

Forever Well

On March 28, 2008, Forever Well entered into an agreement with the stockholders of Liuzhou Baicaotang to acquire their entire equity interest in Liuzhou Baicaotang at a cash consideration of approximately $1,470,588 (RMB10, 000,000) which is the registered and fully paid up capital of Liuzhou Baicaotang.

Liuzhou Baicaotang

On April 1, 2008, Liuzhou Baicaotang entered into a Stock Purchase Agreement with Property Management, pursuant to which Liuzhou Baicaotang transferred 51% of the equity interest that it owned in the Retail Chain to Property Management for a consideration of approximately $22,500 (RMB 153,000).

On May 3, 2008, Liuzhou Baicaotang entered into a Shares Pledge Agreement with the shareholders of Property Management, pursuant to which the shareholders of Property Management pledged their 100% equity interest in Property Management to Liuzhou Baicaotang for a loan of approximately $22,500 (RMB 153,000).

2

On February 25, 2009, Liuzhou Baicaotang entered into a Shares Pledge Agreement with Property Management, pursuant to which Property Management pledged 100% of its equity interest in Retail Chain to Liuzhou Baicaotang for a loan of approximately 196,618 (RMB 1,377,000) from Liuzhou Baicaotang.

On July 31, 2008, Liuzhou Baicaotang entered into a Share Purchase Agreement with Property Management, pursuant to which Liuzhou Baicaotang shall have the irrevocable preemptive right to repurchase from Property Management all equity interest held or will be held by Property Management in Baicaotang Retail.

On July 21, 2008, Xiao Yan Zhang entered into an Earn-in Agreement with the original shareholders of Liuzhou Baicaotang, pursuant to which the original shareholders Liuzhou Baicaotang are granted the rights to acquire all the issued and outstanding common stock of the Company.

On December 19, 2008, Liuzhou Baicaotang entered into a loan agreement with Liu Zhou City Commercial Bank in the amount of approximately $733,500 (RMB 5,000,000), pursuant to which Baicaotang Property Development Limited pledge part of its premise to the bank as security interest for the loan.

On January 15, 2009, Liuzhou Baicaotang entered into an loan agreement with Agricultural Bank of China Liuzhou Branch in the amount of approximately $66,015 (RMB4,500,000), pursuant to which both the Baicaotang Property Development Limited  and Wuxuan Baicaotang Medicine Limited pledge part of their land and property to the bank as security interest for the loan.

On September 12, 2008, Liuzhou Baicaotang entered into a loan agreement with Rural Banking Cooperation in the amount of approximately $1,173,600 (RMB8,000,000), pursuant to which Baicaotang Property Development Limited pledge part of its premise to the bank as security interest for the loan.

On February 8, 2007, Mr. Huitian Tang entered into a loan agreement with Industrial and Commercial Bank of China Guangxi Branch in the amount of approximately $234,720 (RMB1,600,000), pursuant to which Guangxi Liuzhou Baicaotang Medicine Limited, Guigang Branch pledge part of its assets to the bank as security interest for the loan. Mr. Huitian Tang then lent the full amount of the above loan to the Liuzhou Baicaotang for working capital. On December 31, 2008, an mutual agreement was signed among Mr. Tang, Industrial and Commercial Bank of China Guangxi Branch and Liuzhou Baicaotang, pursuant to which Liuzhou Baicaotang assume the obligation to repay the principal amount and accrued interest from January 1, 2009 onwards.

On February 12, 2007, Jiang You Ru entered into a loan agreement with Industrial and Commercial Bank of China Guangxi Branch in the amount of approximately $264,060 (RMB1,800,000), pursuant to which Guangxi Liuzhou Baicaotang Medicine Limited, Guigang Branch pledge part of its assets to the bank as security interest for the loan. Mr. Ru then lent the full amount of the above loan to the Liuzhou Baicaotang for working capital. On December 31, 2008, an mutual agreement was signed among Mr. Tang, Industrial and Commercial Bank of China Guangxi Branch and Liuzhou Baicaotang, pursuant to which Liuzhou Baicaotang assume the obligation to repay the principal amount and accrued interest from January 1, 2009 onwards.

In addition, we also entered into the following transactions with related parties as follows:

3

	Year ended 31-Dec			Nine months ended 31-Dec

	2006 RMB	2007 RMB	2008 RMB	2008 RMB	2009 RMB
Sales of goods
Liucheng Medicine Limited*	1,518,684	1,311,879	3,041,079	2,449,004	952,310
Guangxi Tianhu Medicine Limited*	8,775,650	7,205,776	5,698,569	2,877,830	1,851,979
Guangxi Liuzhou Baicaotang Medicine Limited,
Guigang Branch*	14,353,460	9,125,093	8,757,748	6,989,355	6,162,965
Wuxuan Baicaotang Medicine Limited*	2,309,226	2,139,716	3,383,839	1,687,689	1,038,972

Hefeng Pharmaceutical
From 2006 to 2009, Mr. Li Jing Hua entered into a series of loan agreement with Hefeng Pharmaceutical, pursuant to which Hefeng Pharmaceutical borrowed an aggregate of approximately$1,215,285 at monthly interests ranging from $.58 to $.68. All of the loans agreements have similar terms and provisions.

4

PURDEN LAKE DISCLOSURE SCHEDULE

SCHEDULE 1.1

Organizational Documents

(See Attachment)

SCHEDULE 2.3

Subsidiaries and Predecessor Corporations

None.

SCHEDULE 2.9

Contracts

None.

SCHEDULE 2.14

Bank Accounts

In the past 12 months, Purden Lake has an account with Ocean First Bank (Account No.: 02006008521).

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:15 PM 11/30/2006
FILED 02:53 PM 11/30/2006
SRV 061094121 - 4258837 file
Certificate of Incorporation
of
Purden Lake Resource Corp.

    FIRST: The name of the corporation is Purden Lake Resource Corp.

SECOND: The address of its registered office in the State of Delaware is 4406 Tennyson Road, Wilmington, New Castle County, State of Delaware. The Dame of its Registered Agent at such address is Delaware Corporate Agents, Inc.

THIRD: The nature of the business or purpose to be conducted or promoted is to engage in any lawful act or activity which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 100,000,000 shares of common stock with $0,001 par value.

FIFTH: The name and mailing address of the incorporators is Jane Goldberg, 4406 Tennyson Road, Wilmington, Delaware 19802.

SIXTH: The powers of the Incorporator(s) shall terminate upon the filing of this Certificate of Incorporation. Following are the namc(s) and address(es) of the person(s) who are to serve as directors) until the first annual meeting of shareholders or until their successors are elected and qualify: Lisa Lopomo,   36 Hidden Harbor,   Point Pleasant,   NJ  08742.

SEVENTH: The Board of Directors is expressly authorized to make, alter or repeal the By-Laws of the corporation.

EIGHTH: No director shall have personal liability the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided dial this Article shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for facts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of Title 8 of the Delaware Code; (iv) for any transaction from which the director derived an improper personal benefit.

NINTH: Elections of directors need not be by written ballot unless the By-Laws of this corporation so provide.

I, the undersigned, being the incorporator hereinabove named, for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, acknowledging the penalty of perjury, hereby declaring and certifying that this Instrument is my act and deed and the facts herein stated are true, pursuant to 8 Del. C. '103(b)(2) and accordingly have hereunto set my hand on this 30th Day of November, 2006.

/s/ Jane S. Goldberg
Jane S. Goldberg

BYLAWS

OF

PURDEN LAKE RESOURCE CORP.

(a Delaware corporation)

_______________

ARTICLE I

STOCKHOLDERS

          1.     CERTIFICATES REPRESENTING STOCK. Certificates representing stock in the corporation shall be signed by, or in the name of, the corporation by the Chairperson or Vice-Chairperson of the Board of Directors, if any, or by the President or a Vice-President and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the corporation shall sign by, or in the name of, the corporation certificates representing stock in the corporation. Any or all the signatures on any such certificate may be a facsimile. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued by the corporation with the same effect as if such person were such officer, transfer agent, or registrar at the date of issue.

                   Whenever the corporation shall be authorized to issue more than one class of stock or more than one series of any class of stock, and whenever the corporation shall issue any shares of its stock as partly paid stock, the certificates representing shares of any such class or series or of any such partly paid stock shall set forth thereon the statements prescribed by the General Corporation Law. Any restrictions on the transfer or registration of transfer of any shares of stock of any class or series shall be noted conspicuously on the certificate representing such shares.

                   The corporation may issue a new certificate of stock or uncertificated shares in place of any certificate theretofore issued by it, alleged to have been lost, stolen, or destroyed, and the Board of Directors may require the owner of the lost, stolen, or destroyed certificate, or such owner’s legal representative, to give the corporation a bond sufficient to indemnify the corporation against any claim that may be made against it on account of the alleged loss, theft, or destruction of any such certificate or the issuance of any such new certificate or uncertificated shares.

          2.   UNCERTIFICATED SHARES. Subject to any conditions imposed by the General Corporation Law, the Board of Directors of the corporation may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the corporation shall be uncertificated shares. Within a reasonable time after the

1

issuance or transfer of any uncertificated shares, the corporation shall send to the registered owner thereof any written notice prescribed by the General Corporation Law.

          3.    FRACTIONAL SHARE INTERESTS. The corporation may, but shall not be required to, issue fractions of a share. If the corporation does not issue fractions of a share, it shall (1) arrange for the disposition of fractional interests by those entitled thereto, (2) pay in cash the fair value of fractions of a share as of the time when those entitled to receive such fractions are determined, or (3) issue scrip or warrants in registered form (either represented by a certificate or uncertificated) or bearer form (represented by a certificate) which shall entitle the holder to receive a full share upon the surrender of such scrip or warrants aggregating a full share. A certificate for a fractional share or an uncertificated fractional share shall, but scrip or warrants shall not unless otherwise provided therein, entitle the holder to exercise voting rights, to receive dividends thereon, and to participate in any of the assets of the corporation in the event of liquidation. The Board of Directors may cause scrip or warrants to be issued subject to the conditions that they shall become void if not exchanged for certificates representing the full shares or uncertificated full shares before a specified date, or subject to the conditions that the shares for which scrip or warrants are exchangeable may be sold by the corporation and the proceeds thereof distributed to the holders of scrip or warrants, or subject to any other conditions which the Board of Directors may impose.

          4.      STOCK TRANSFERS. Upon compliance with provisions restricting the transfer or registration of transfer of shares of stock, if any, transfers or registration of transfers of shares of stock of the corporation shall be made only on the stock ledger of the corporation by the registered holder thereof, or by the registered holder’s attorney thereunto authorized by power of attorney duly executed and filed with the Secretary of the corporation or with a transfer agent or a registrar, if any, and, in the case of shares represented by certificates, on surrender of the certificate or certificates for such shares of stock properly endorsed and the payment of all taxes due thereon.

          5.    RECORD DATE FOR STOCKHOLDERS. In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty nor less than ten days before the date of such a meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting. In order that the corporation may determine the stockholders entitled to consent to corporate action in writing without a meeting, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which date shall not be more than ten days after the date upon which the resolution fixing the record date is adopted by the Board of Directors.

2

If no record date has been fixed by the Board of Directors, the record date for determining the stockholders entitled to consent to corporate action in writing without a meeting, when no prior action by the Board of Directors is required by the General Corporation Law, shall be the first date on which a signed written consent setting forth the action taken or proposed to be taken is delivered to the corporation by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the corporation having custody of the book in which proceedings of meetings of stockholders are recorded. Delivery made to the corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested. If no record date has been fixed by the Board of Directors and prior action by the Board of Directors is required by the General Corporation Law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the day on which the Board of Directors adopts the resolution taking such prior action. In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion, or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

          6.                      MEANING OF CERTAIN TERMS. As used herein in respect of the right to notice of a meeting of stockholders or a waiver thereof or to participate or vote thereat or to consent or dissent in writing in lieu of a meeting, as the case may be, the term “share” or “shares” or “share of stock” or “shares of stock” or “stockholder” or “stockholders” refers to an outstanding share or shares of stock and to a holder or holders of record of outstanding shares of stock when the corporation is authorized to issue only one class of shares of stock, and said reference is also intended to include any outstanding share or shares of stock and any holder or holders of record of outstanding shares of stock of any class upon which or upon whom the certificate of incorporation confers such rights where there are two or more classes or series of shares of stock or upon which or upon whom the General Corporation Law confers such rights notwithstanding that the certificate of incorporation may provide for more than one class or series of shares of stock, one or more of which are limited or denied such rights there under; provided, however, that no such right shall vent in the event of an increase or a decrease in the authorized number of shares of stock of any class or series which is otherwise denied voting rights under the provisions of the certificate of incorporation, except as any provision of law may otherwise require.

3

          7.    STOCKHOLDER MEETINGS.

                   - TIME. The annual meeting shall be held on the date and at the time fixed, from time to time, by the directors, provided, that the first annual meeting shall be held on a date within thirteen months after the organization of the corporation, and each successive annual meeting shall be held on a date within thirteen months after the date of the preceding annual meeting. A special meeting shall be held on the date and at the time fixed by the directors.

                   - PLACE. Annual meetings and special meetings shall be held at such place, within or without the State of Delaware, as the directors may, from time to time, fix. Whenever the directors shall fail to fix such place, the meeting shall be held at the registered office of the corporation in the State of Delaware.

                   - CALL. Annual meetings and special meetings may be called by the directors or by any officer instructed by the directors to call the meeting.

                   - NOTICE OR WAIVER OF NOTICE. Written notice of all meetings shall be given, stating the place, date, and hour of the meeting and stating the place within the city or other municipality or community at which the list of stockholders of the corporation may be examined. The notice of an annual meeting shall state that the meeting is called for the election of directors and for the transaction of other business which may properly come before the meeting, and shall (if any other action which could be taken at a special meeting is to be taken at such annual meeting) state the purpose or purposes. The notice of a special meeting shall in all instances state the purpose or purposes for which the meeting is called. The notice of any meeting shall also include, or be accompanied by, any additional statements, information, or documents prescribed by the General Corporation Law. Except as otherwise provided by the General Corporation Law, a copy of the notice of any meeting shall be given, personally or by mail, not less than ten days nor more than sixty days before the date of the meeting, unless the lapse of the prescribed period of time shall have been waived, and directed to each stockholder at such stockholder’s record address or at such other address which such stockholder may have furnished by request in writing to the Secretary of the corporation. Notice by mail shall be deemed to be given when deposited, with postage thereon prepaid, in the United States mail. If a meeting is adjourned to another time, not more than thirty days hence, and/or to another place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the directors, after adjournment, fix a new record date for the adjourned meeting. Notice need not be given to any s tockholder who submits a written waiver of notice signed by such stockholder before or after the time stated therein. Attendance of a stockholder at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when the stockholder attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the

4

business to be transacted at, nor the purpose of, any regula r or special meeting of the stockholders need be specified in any written waiver of notice.

                   - STOCKHOLDER LIST. The officer who has charge of the stock ledger of the corporation shall prepare and make, at least ten days before every meeting of stockholders, a complete list of the stockholders, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting, either at a place within the city or other municipality or community where the meeting is to be held, which place shall be specified in the notice of the meeting, or if not so specified, at the place where the meeting is to be held. The list shall also be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence as to who are the stockholders entitled to examine the stock ledger, the list required by this section or the books of the corporation, or to vote at any meeting of stockholders.

                   - CONDUCT OF MEETING. Meetings of the stockholders shall be presided over by one of the following officers in the order of seniority and if present and acting – the Chairperson of the Board, if any, the Vice-Chairperson of the Board, if any, the President, a Vice-President, or, if none of the foregoing is in office and present and acting, by a chairperson to be chosen by the stockholders. The Secretary of the corporation, or in such Secretary’s absence, an Assistant Secretary, shall act as secretary of every meeting, but if neither the Secretary nor an Assistant Secretary is present the chairperson of the meeting shall appoint a secretary of the meeting.

                   - PROXY REPRESENTATION. Every stockholder may authorize another person or persons to act for such stockholder by proxy in all matters in which a stockholder is entitled to participate, whether by waiving notice of any meeting, voting or participating at a meeting, or expressing consent or dissent without a meeting. Every proxy must be signed by the stockholder or by such stockholder’s attorney-in-fact. No proxy shall be voted or acted upon after three years from its date unless such proxy provides for a longer period. A duly executed proxy shall be irrevocable if it states that it is irrevocable and, if, and only as long as, it is coupled with an interest sufficient in law to support an irrevocable power. A proxy may be made irrevocable regardless of whether the interest with which it is coupled is an interest in the stock itself or an interest in the corporation generally.

                   - INSPECTORS. The directors, in advance of any meeting, may, but need not, appoint one or more inspectors of election to act at the meeting or any adjournment thereof. If an inspector or inspectors are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors. In case any person who may be appointed as an inspector fails to appear or act, the vacancy may be filled by appointment made by the directors in advance of the meeting or at the meeting by the person presiding thereat.

5

Each inspector, if any, before entering upon the discharge of duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector at such meeting with strict impartiality and according to the best of such inspector’s ability. The inspectors, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots, or consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate all votes, ballots, or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors, if any, shall make a report in writing of any challenge, question, or matter determined by such inspector or inspectors and execute a certificate of any fact found by such inspector or inspectors. Except as may otherwise be required by subsection (e) of Section 231 of the General Corporation Law, the provisions of that Section shall not apply to the corporation.

                   - QUORUM. The holders of a majority of the outstanding shares of stock shall constitute a quorum at a meeting of stockholders for the transaction of any business. The stockholders present may adjourn the meeting despite the absence of a quorum.

                   - VOTING. Each share of stock shall entitle the holder thereof to one vote. Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Any other action shall be authorized by a majority of the votes cast except where the General Corporation Law prescribes a different percentage of votes and/or a different exercise of voting power, and except as may otherwise prescribed by the provisions of the certificate of incorporation and these Bylaws. In the election of directors, and for any other action, voting need not be by ballot.

          8.   STOCKHOLDER ACTION WITHOUT MEETINGS. Except as any provision of the General Corporation Law may otherwise require, any action required by the General Corporation Law to be taken at any annual or special meeting of stockholders, or any action which may be taken at any annual or special meeting of stockholders, may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Action taken pursuant to this paragraph shall be subject to the provisions of Section 228 of the General Corporation Law.

6

ARTICLE II

DIRECTORS

          1.   FUNCTIONS AND DEFINITION. The business and affairs of the corporation shall be managed by or under the direction of the Board of Directors of the corporation. The Board of Directors shall have the authority to fix the compensation of the members thereof. The use of the phrase “whole board” herein refers to the total number of directors, which the corporation would have if there were no vacancies.

          2.   QUALIFICATIONS AND NUMBER. A director need not be a stockholder, a citizen of the United States, or a resident of the State of Delaware. The initial Board of Directors shall consist of one person. Thereafter the number of directors constituting the whole board shall be at least one. Subject to the foregoing limitation and except for the first Board of Directors, such number may be fixed from time to time by action of the stockholders or of the directors, or, if the number is not fixed, the number shall be three. The number of directors may be increased or decreased by action of the stockholders or of the directors.

          3.   ELECTION AND TERM. The first Board of Directors, unless the members thereof shall nave been named in the certificate of incorporation, shall be elected by the incorporator or incorporators and shall hold office until the first annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Any director may resign at any time upon written notice to the corporation. Thereafter, directors who are elected at an annual meeting of stockholders, and directors who are elected in the interim to fill vacancies and newly created directorships, shall hold office until the next annual meeting of stockholders and until their successors are elected and qualified or until their earlier resignation or removal. Except as the General Corporation Law may otherwise require, in the interim between annual meetings of stockholders or of special meetings of stockholders called for the election of directors and/or for the removal of one or more directors and for the filling of any vacancy in that connection, newly created directorships and any vacancies in the Board of Directors, including unfilled vacancies resulting from the removal of directors for cause or without cause, may be filled by the vote of a majority of the remaining directors then in office, although less than a quorum, or by the sole remaining director.

          4.   MEETINGS.

                   - TIME. Meetings shall be held at such time as the Board shall fix, except that the first meeting of a newly elected Board shall be held as soon after its election as the directors may conveniently assemble.

                   - PLACE. Meetings shall be held at such place within or without the State of Delaware as shall be fixed by the Board.

7

                   - CALL. No call shall be required for regular meetings for which the time and place have been fixed. Special meetings may be called by or at the direction of the Chairperson of the Board, if any, the Vice-Chairperson of the Board, if any, of the President, or of a majority of the directors in office.

                   - NOTICE OR ACTUAL OR CONSTRUCTIVE WAIVER. No notice shall be required for regular meetings for which the time and place have been fixed. Written, oral, or any other mode of notice of the time and place shall be given for special meetings in sufficient time for the convenient assembly of the directors thereat. Notice need not be given to any director or to any member of a committee of directors who submits a written waiver of notice signed by such director or member before or after the time stated therein. Attendance of any such person at a meeting shall constitute a waiver of notice of such meeting, except when such person attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the directors need be specified in any written waiver of notice.

                   - QUORUM AND ACTION. A majority of the whole Board shall constitute a quorum except when a vacancy or vacancies prevents such majority, whereupon a majority of the directors in office shall constitute a quorum, provided, that such majority shall constitute at least one-third of the whole Board. A majority of the directors present, whether or not a quorum is present, may adjourn a meeting to another time and place. Except as herein otherwise provided, and except as otherwise provided by the General Corporation Law, the vote of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board. The quorum and voting provisions herein stated shall not be construed as conflicting with any provisions of the General Corporation Law and these Bylaws which govern a meeting of directors held to fill vacancies and newly created directorships in the Board or action of disinterested directors.

          Any member or members of the Board of Directors or of any committee designated by the Board may participate in a meeting of the Board, or any such committee, as the case may be, by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other.

                   - CHAIRPERSON OF THE MEETING. The Chairperson of the Board, if any and if present and acting, shall preside at all meetings. Otherwise, the Vice-Chairperson of the Board, if any and if present and acting, or the President, if present and acting, or any other director chosen by the Board, shall preside.

          5.   REMOVAL OF DIRECTORS. Except as may otherwise be provided by the General Corporation Law, any director or the entire Board of Directors may be

8

removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors.

          6.   COMMITTEES. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of any member of any such committee or committees, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation with the exception of any power or authority the delegation of which is prohibited by Section 141 of the General Corporation Law, and may authorize the seal of the corporation to be affixed to all papers which may require it.

          7.   WRITTEN ACTION. Any action required or permitted to be taken at any meeting of the Board of Directors or any committee thereof may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

ARTICLE III

OFFICERS

          The officers of the corporation shall consist of a President, a Secretary, a Treasurer, and, if deemed necessary, expedient, or desirable by the Board of Directors, a Chairperson of the Board, a Vice-Chairperson of the Board, an Executive Vice-President, one or more other Vice-Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers with such titles as the resolution of the Board of Directors choosing them shall designate. Except as may otherwise be provided in the resolution of the Board of Directors choosing such officer, no officer other than the Chairperson or Vice-Chairperson of the Board, if any, need be a director. The same person may hold any number of offices, as the directors may determine.

          Unless otherwise provided in the resolution choosing such officer, each officer shall be chosen for a term which shall continue until the meeting of the Board of Directors following the next annual meeting of stockholders and until such officer’s successor shall have been chosen and qualified.

          All officers of the corporation shall have such authority and perform such duties in the management and operation of the corporation as shall be prescribed in the

9

resolutions of the Board of Directors designating and choosing such officers and prescribing their authority and duties, and shall have such additional authority and duties as are incident to their office except to the extent that such resolutions may be inconsistent therewith. The Secretary or an Assistant Secretary of the corporation shall record all of the proceedings of all meetings and actions in writing of stockholders, directors, and committees of directors, and shall exercise such additional authority and perform such additional duties as the Board shall assign to such Secretary or Assistant Secretary. The Board of Directors may remove any officer, with or without cause. The Board of Directors may fill any vacancy in any office.

ARTICLE IV

CORPORATE SEAL

The corporate seal shall be in such form as the Board of Directors shall prescribe.

ARTICLE V

FISCAL YEAR

The fiscal year of the corporation shall be fixed, and shall be subject to change, by the Board of Directors.

ARTICLE VI

CONTROL OVER BYLAWS

          Subject to the provisions of the certificate of incorporation and the provisions of the General Corporation Law, the power to amend, alter, or repeal these Bylaws and to adopt new Bylaws my be exercised by the Board of Directors or by the stockholders.

          I HEREBY CERTIFY that the foregoing is a full, true, and correct copy of the Bylaws of Purden Lake Resource Corp., a Delaware corporation, as in effect on the date hereof.

DATED: November 30, 2006

/s/ Lisa Lopomo

Lisa Lopomo, Secretary
Purden Lake Resource Corp.

10